EXHIBIT 99.1

GLYCOMIMETICS REPORTS HIGHLIGHTS AND FINANCIAL RESULTS

FOR SECOND QUARTER 2021

●	Completion of enrollment is expected by year-end 2021 for the Company-sponsored Phase 3 pivotal trial evaluating uproleselan in patients with relapsed/refractory acute myeloid leukemia (AML)
●	Completion of enrollment is expected by year-end 2021 for the Phase 2 portion of the NCI-sponsored Phase 2/3 registration trial evaluating uproleselan in newly diagnosed AML patients fit for chemotherapy
●	During the quarter and shortly after the quarter close, GlycoMimetics announced the initiation of three investigator-sponsored trials (ISTs) to expand the scope of its clinical research with uproleselan in AML and multiple myeloma
●	Yesterday, the Company announced that Harout Semerjian will become chief executive officer, effective August 6, to succeed Rachel King, who is retiring
●	Hosting a conference call and webcast today at 8:30 a.m. ET

ROCKVILLE, MD, August 5, 2021-- GlycoMimetics, Inc. (Nasdaq: GLYC) today reported its financial results for the quarter ended June 30, 2021 and highlighted recent events. Cash and cash equivalents at June 30, 2021 were $118.9 million.

“There are now six trials underway evaluating our lead clinical candidate, uproleselan, including three registration trials and three ISTs, which we anticipate will provide clinical data flow beginning in 2022. Importantly, recruitment rates in both our Company-sponsored Phase 3 trial and the National Cancer Institute’s Phase 2 portion of the Phase 2/3 trial support our expectation that enrollment in both studies can be completed by the end of this year. The support of clinicians who are enrolling patients in our global studies, and now the new ISTs, has made it possible to broaden the scope of our uproleselan clinical research to address unmet needs in AML and beyond,” commented  Chief Executive Officer Rachel King.

Operational Highlights

Uproleselan

●	Enrollment of GlycoMimetics’ pivotal Phase 3 trial in relapsed/refractory AML continued in the U.S., Canada, Australia and Europe at a steady pace throughout the second quarter of 2021. The Company continues to project that enrollment will be completed by year-end 2021.

●	The pace of enrollment in the National Cancer Institute (NCI)-sponsored Phase 2/3 registration trial, designed to evaluate the use of uproleselan in newly diagnosed older adults with AML who are fit for chemotherapy, continues to support the Company’s expectation that the Phase 2 portion will complete in 2021, and allow for a subsequent interim Event-Free Survival analysis of 262 patients.
●	During the quarter and shortly after the quarter close, clinicians initiated three ISTs designed to evaluate uproleselan in AML and in bone marrow transplantation for multiple myeloma. These trials are expected to begin producing clinical data in 2022, which the Company believes will support the potential of uproleselan to be used as a foundational treatment in AML to overcome well-established mechanisms of leukemic cell resistance within the bone marrow microenvironment and reduce adverse effects of chemotherapy.

GMI-1359

●	In April 2021 at the American Association for Cancer Research (AACR) meeting, Duke University clinicians reported biologic activity, as demonstrated by cell mobilization, redistribution of immune subset profiles and changes in other pharmacodynamic markers, observed in the initial two patients treated in the ongoing Phase 1b study in patients with advanced breast cancer with bone metastases. The initial clinical data support the dual functionality of the compound and the potential of GMI-1359 to enhance responses to chemo and immune therapies.

GMI-1687

●	The Company continued to advance GMI-1687 towards filing of an investigational new drug application (IND), anticipated in the first half of 2022.

Management Transition

●	Yesterday, the Company announced that its Board of Directors has appointed Harout Semerjian as chief executive officer (CEO), effective August 6, 2021, to succeed Founding CEO Rachel King. Mrs. King, who has served as CEO since the Company’s founding, has decided to retire for personal reasons and will continue her involvement with the Company through her role on the Board of Directors and serving as an advisor during a transition period. Mr. Semerjian, a seasoned executive with strong commercial oncology experience, will lead the Company as it advances its registration trials for uproleselan in AML, accelerates planning for potential commercialization, and continues to build out the Company’s pipeline.

Second Quarter 2021 Financial Results

●	Cash position: As of June 30, 2021, GlycoMimetics had cash and cash equivalents of $118.9 million as compared to $137.0 million as of December 31, 2020.

●	R&D Expenses: Research and development expenses increased to $10.2 million for the quarter ended June 30, 2021 as compared to $9.9 million for the quarter ended June 30, 2020. This increase was primarily due to an increase in clinical trial costs in our ongoing global Phase 3 clinical trial of uproleselan in individuals with relapsed/refractory AML.

●	G&A Expenses: General and administrative expenses were $4.2 million for the second quarter ended June 30, 2021 and 2020.

●	Shares Outstanding: Shares of common stock outstanding as of June 30, 2021 were 51,539,010.

The Company will host a conference call and webcast today at 8:30 a.m. ET. The dial-in number for the conference call is (844) 413-7154 for domestic participants and (216) 562-0466 for international participants, with participant code 9977599. Participants are encouraged to connect 15 minutes in advance of the call to ensure they are able to connect. A webcast replay will be available via the “Investors” tab on the GlycoMimetics website for 30 days following the call. A dial-in phone replay will be available for 24 hours after the close of the call by dialing (855) 859-2056 for domestic participants and (404) 537-3406 for international participants, with participant code 9977599.

About Uproleselan

Discovered and developed by GlycoMimetics, uproleselan is an investigational, first-in-class, targeted inhibitor of E-selectin. Uproleselan (yoo’ pro le’ sel an), currently in a comprehensive Phase 3 development program in AML, has received Breakthrough Therapy Designation from the U.S. FDA and from the Chinese National Medical Products Administration for the treatment of adult AML patients with relapsed or refractory disease. Uproleselan is designed to block E-selectin (an adhesion molecule on cells in the bone marrow) from binding with blood cancer cells as a targeted approach to disrupting well-established mechanisms of leukemic cell resistance within the bone marrow microenvironment. In a Phase 1/2 clinical trial, uproleselan was evaluated in both newly diagnosed elderly and relapsed or refractory patients with AML. In both populations, patients treated with uproleselan together with standard chemotherapy achieved better-than-expected remission rates and overall survival compared to historical controls, which have been derived from results from third-party clinical trials evaluating standard chemotherapy, as well as lower-than-expected induction-related mortality rates. Treatment in these patient populations was generally well-tolerated, with fewer than expected adverse effects.

About GMI-1359

GMI-1359 is designed to simultaneously inhibit both E-selectin and CXCR4, which are adhesion molecules involved in tumor trafficking and metastatic spread. Preclinical studies indicate that targeting both E-selectin and CXCR4 with a single compound could improve efficacy in the treatment of cancers that involve the bone marrow, such as AML and multiple myeloma, or in solid tumors that metastasize to the bone, such as prostate cancer and breast cancer, as well as in osteosarcoma, a rare pediatric tumor affecting about 900 adolescents a year in the United States. GMI-1359 completed a Phase 1 clinical trial in healthy volunteers, and a Phase 1b clinical study designed to enable investigators to study dose ranging and to generate initial biomarker data around the drug’s activity in breast cancer patients is in progress. In the first two patients evaluated, the study showed evidence of on-target effects, immune-activation and cell mobilization. GMI-1359 has received Orphan Drug Designation and Rare Pediatric Disease Designation from the FDA for the treatment of osteosarcoma.

About GMI-1687

Discovered and developed by GlycoMimetics, GMI-1687 is a highly-targeted, highly-potent E-selectin antagonist. It has been shown in preclinical studies to be bioavailable via subcutaneous administration. During 2020, data from oral presentations at major scientific conferences pointed to the potential for a self-administered drug to treat VOC of sickle cell disease. Previously, GlycoMimetics demonstrated in preclinical models that GMI-1687 could be a potentially self-administered drug to be used in treatment of AML. The investigational drug also represents a potential life-cycle extension opportunity for uproleselan.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical-stage biotechnology company discovering and developing glycobiology-based therapies for cancers, including acute myeloid leukemia (AML), and for inflammatory diseases with high unmet need. The Company’s science is based on an understanding of the role that carbohydrates play on the surface of every living cell and applying its specialized chemistry platform to discover small molecule drugs, known as glycomimetics, which alter these carbohydrate-mediated pathways in a variety of disease states, including signaling in cancer and inflammation. As a leader in this space, GlycoMimetics is leveraging this unique targeted approach to advance its pipeline of wholly owned drug candidates, with the goal of developing transformative therapies for serious diseases. GlycoMimetics is located in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements include those relating to the planned or potential clinical development of the Company’s product candidates, as well as the presentation of data from preclinical studies and clinical trials, and the potential benefits and impact of the Company’s drug candidates. Actual results may differ materially from those described in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the Company’s annual report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 2, 2021, and other filings GlycoMimetics makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

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Investor Contact:
Shari Annes
Phone: 650-888-0902
Email: sannes@annesassociates.com

Media Contact:
Jamie Lacey-Moreira
Phone: 410-299-3310
Email: jamielacey@presscommpr.com

GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands, except share and per share data)

	Three months ended June 30,		Six Months ended June 30,
	2021	2020	2021	2020

	(Unaudited)		(Unaudited)

Revenue	$—	$—	$1,056	$9,000

Costs and expenses:
Research and development expense	10,167	9,871	21,315	22,539
General and administrative expense	4,237	4,235	8,425	8,675
Total costs and expenses	14,404	14,106	29,740	31,214

Loss from operations	(14,404)	(14,106)	(28,684)	(22,214)

Interest income	5	27	11	472

Net loss and comprehensive loss	$(14,399)	$(14,079)	$(28,673)	$(21,742)

Net loss per common share – basic and diluted	$(0.28)	$(0.32)	$(0.56)	$(0.50)
Weighted-average common shares – basic and diluted	51,539,010	43,801,251	51,118,096	43,688,420

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	June 30,	December 31,
	2021	2020
	(unaudited)

Cash and cash equivalents	$118,854	$137,035

Working capital	110,066	125,845

Total assets	124,379	142,832

Total liabilities	12,092	14,613

Total stockholders' equity	112,286	128,219